EXHIBIT 99.1
C O L E
COLE CREDIT PROPERTY TRUST II, INC.
December 20, 2005
Contact:
John H. Lotka, Chief Marketing Officer
602-778-8739
For Immediate Release:
Cole Credit Property Trust II, Inc. announces the acquisition of a property located in Michigan, leased to LDM Technologies, Inc.
On December 15, 2005, a wholly-owned subsidiary of the operating partnership of Cole Credit Property Trust II, Inc. (the “Company”) acquired an approximately 111,881 square foot single-tenant retail office building and, research and development facility on an approximately 14.61 acre site located in Auburn Hills, Michigan, which is 100% leased to LDM Technologies, Inc. (“LDM”). LDM is a wholly-owned subsidiary of Plastech Engineered Products, Inc. (“Plastech”), which guarantees the lease. The initial term of the lease expires on January 31, 2021.
About Plastech
Plastech is a maker of blow-molded and injection-molded plastic parts, primarily for the auto industry. Plastech operates over 34 production facilities in the United States and Canada. Plastech has a Standard & Poor’s credit rating of “B+”.
About Cole Credit Property Trust II, Inc.
Cole Credit Property Trust II, Inc. is a Maryland corporation that intends to qualify as a real estate investment trust beginning with the taxable year ending December 31, 2005. The investment objectives of Cole Credit Property Trust II, Inc. are to provide current income, preservation and return of capital and growth in the value of its investments.
This release may contain forward-looking statements relating to the business and financial outlook of Cole Credit Property Trust II, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the prospectus for the offering of equity of Cole Credit Property Trust II, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made and we undertake no obligation to update any such statements that become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.
2555 E. Camelback Road, Suite 400
Phoenix, AZ 85016
602-778-8700